                                                                     EXHIBIT 8.1



                             ________________, 1996



      214/939-5500



Mississippi Chemical Corporation
P.O. Box 388
Yazoo City, Mississippi 39194


Ladies and Gentlemen:

    We have acted as counsel for Mississippi Chemical Corporation, a Mississippi corporation ("Mississippi Chemical") and you have requested our opinion with
              --------------------
respect to certain federal income tax matters in connection with the merger (the "Merger"), described in the Joint Proxy Statement/Prospectus of Mississippi
 ------
Chemical filed pursuant to Section 14(a) of the Securities Exchange Act of 1934 and dated ________________, 1996 (the "Proxy Statement"), of MISS SUB, INC., a
                                       ---------------
Mississippi corporation ("Miss Sub") with and into First Mississippi
                          --------
Corporation, a Mississippi corporation ("First Mississippi").  All capitalized
                                         -----------------
terms used herein, unless otherwise specified, have the meanings assigned to them in the Proxy Statement.

    In rendering this opinion, we have examined executed originals, counterparts or copies identified to our satisfaction as being true copies of the Proxy Statement, the Agreement and Plan of Merger and Reorganization (the "Merger
                                                                     ------
Agreement"), dated as of August 27, 1996, among Mississippi Chemical, Miss Sub,
---------
and First Mississippi, and each of the other documents and agreements specifically referenced in both the Merger Agreement and the Proxy Statement (collectively, the "Reorganization Documents"). In addition, we have relied
                    ------------------------
upon certain representations made by officers and employees of Mississippi Chemical, First Mississippi, and [First ChemCo, Inc.] ("New First Mississippi"),
                                                        ---------------------
including those contained in the certificates of certain officers of Mississippi Chemical, First Mississippi, and New First Mississippi dated as of ________________, 1996. Where such representations are made to the best knowledge and belief of the person making such representations, we have assumed the facts to be as so represented. Our opinion is conditioned on the initial and continuing accuracy of the statements, representations, and covenants referred to above and we have not independently verified the accuracy or completeness of such statements, representations, and covenants.

Mississippi Chemical Corporation
________________, 1996
Page 2


    In rendering this opinion, we are also relying upon the following assumptions (some of which have been represented to us in writing):

    1. The fair market value of the Mississippi Chemical Common Stock received by each First Mississippi shareholder will be approximately equal to the fair market value of the First Mississippi Common Stock surrendered in the exchange.

    2. There is no plan or intention by the shareholders of First Mississippi to sell, exchange, or otherwise dispose of a number of shares of Mississippi Chemical Common Stock received in the Merger that would reduce the First Mississippi shareholders' ownership of Mississippi Chemical Common Stock to a number of shares having a value, as of the Effective Time of the Merger, of less than 50 percent of the value of the formerly outstanding stock of First Mississippi immediately prior to the Merger (and the Distribution). For purposes of this representation, shares of First Mississippi Common Stock surrendered by dissenters or exchanged for cash in lieu of fractional shares of Mississippi Chemical Common Stock will be treated as outstanding First Mississippi Common Stock on the date of the transaction immediately prior to the Merger.

    3. First Mississippi has no plan or intention to issue additional shares of its Common Stock that would result in Mississippi Chemical losing control of First Mississippi within the meaning of Section 368(c) of the Internal Revenue Code of 1986, as amended (the "Code").
                               ----

    4. Mississippi Chemical has no plan or intention to liquidate First Mississippi; to merge First Mississippi into another corporation; to cause First Mississippi to sell or otherwise dispose of any of its assets, except for dispositions made in the ordinary course of business; or to sell or otherwise dispose of any of the First Mississippi Common Stock acquired in the transaction, except for transfers described in Section 368(a)(2)(C) of the Code.

    5. Mississippi Chemical has no plan or intention to reacquire any of its Common Stock issued in the transaction.

    6. Mississippi Chemical, First Mississippi, and the shareholders of First Mississippi will pay their respective expenses, if any, incurred in connection with the transaction.

    7. Following the transaction, First Mississippi will continue its historic business or use a significant portion of its historic business assets in a business.

    8. First Mississippi will pay its dissenting shareholders the value of their stock out of its own funds. No funds will be supplied for that purpose, directly or indirectly, by Mississippi Chemical, nor will Mississippi Chemical directly or indirectly reimburse First Mississippi for any payments to dissenters.

Mississippi Chemical Corporation
________________, 1996
Page 3


    9. On the date of the transaction, the fair market value of the assets of First Mississippi will exceed the sum of its liabilities plus the liabilities, if any, to which the assets are subject.

    10. The payment of cash in lieu of fractional shares of Mississippi Chemical Common Stock is solely for the purpose of avoiding the expense and inconvenience to Mississippi Chemical of issuing fractional shares and does not represent separately bargained-for consideration.

    Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that for U.S. Federal income tax purposes, the Merger qualifies as a tax-free reorganization within the meaning of Section 368(a) of the Code.

    Accordingly, based upon the foregoing opinion:

    (1) No gain or loss will be recognized by First Mississippi shareholders whose shares of First Mississippi Common Stock are exchanged solely for Mississippi Chemical Common Stock pursuant to the Merger (except with respect to cash received by such First Mississippi shareholders in lieu of fractional share interests in Mississippi Chemical Common Stock). A First Mississippi shareholder who receives cash in lieu of fractional shares of Mississippi Chemical Common Stock will be treated as if such fractional shares had been received by the shareholder as part of the Merger and then sold by such shareholder. Accordingly, such shareholder will recognize gain or loss equal to the difference between the cash so received and the portion of the tax basis in First Mississippi Common Stock (as determined immediately following the Distribution) that is allocable to such fractional shares. Such gain or loss will be capital gain or loss, provided that such fractional shares would have been held by such shareholder as a capital asset at the Effective Time.

    (2) The aggregate tax basis of the Mississippi Chemical Common Stock received (or, in the case of fractional shares, deemed received) by First Mississippi shareholders who exchange their First Mississippi Common Stock solely for Mississippi Chemical Common Stock in the Merger will be the same as the aggregate tax basis of the First Mississippi Common Stock (as determined immediately following the Distribution) surrendered in exchange therefor.

    (3) The holding period for the shares of Mississippi Chemical Common Stock received in the Merger will include the period during which the shares of the First Mississippi Common Stock surrendered in exchange therefor were held, provided that such shares of First Mississippi Common Stock were held as capital assets at the Effective Time.

    (4) No gain or loss will be recognized by First Mississippi, Miss Sub, or Mississippi Chemical as a result of the Merger (other than income, if any, recognized by First Mississippi or its subsidiaries in connection with excess loss accounts under regulation (S) 1.1502-19).

Mississippi Chemical Corporation
________________, 1996
Page 4


    The foregoing opinion is subject to the following additional assumptions, qualifications, and limitations:

    (a) We have assumed: (i) that each transaction contemplated by the Reorganization Documents will be closed in accordance with the terms of such Reorganization Documents without modification or waiver; (ii) that the Reorganization Documents constitute the only Reorganization Documents containing the substantive terms of such transactions; and (iii) that the Reorganization Documents have been duly authorized, executed and delivered by all the parties thereto and are valid and legally enforceable obligations of each of the parties thereto.

    (b) This opinion is based upon present Federal income tax law, including relevant statutes, regulations, and interpretations thereof by the Internal Revenue Service and relevant courts, all of which are subject to change.

    (c) This opinion letter is solely for your information and benefit and is not to be quoted or referred to in whole or in part by any other person without our prior written consent.

    (d) This opinion letter is limited to the matters stated herein as of the date hereof. We disavow any obligation to update this opinion letter or advise you of any changes in our opinions in the event of changes in applicable law or facts becoming effective after the date hereof or of any additional or newly discovered information that is brought to our attention.

    (e) We hereby consent to the filing of this opinion as an exhibit to the Proxy Statement and to the use of our name in the Proxy Statement under "Certain Federal Income Tax Consequences." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder.


                                 Very truly yours,